EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--320,
Defined Asset Funds (Florida, New York and Pennsylvania Trusts):

We consent to the use in this Registration Statement No. 333-38791 of our report dated January 15, 1998, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--320, Defined Asset Funds (Florida, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
January 15, 1998